EXHIBIT 10.46

Homeowners Quota Share

Reinsurance Contract

Effective: December 31, 2011

State Automobile Mutual Insurance Company

Columbus, Ohio

and any other insurance companies and/or affiliates which are now under the ownership, control or management of

State Auto Insurance Companies

-i-

Homeowners Quota Share

Reinsurance Contract

Effective: December 31, 2011

entered into by and between

State Automobile Mutual Insurance Company

Columbus, Ohio

and any other insurance companies and/or affiliates which are now under the ownership, control or management of

State Auto Insurance Companies

(hereinafter referred to collectively as the “Company”)

and

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to as the “Reinsurer”)

Article 1 - Classes of Business Reinsured

A.

By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s Net Liability under Policies in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Homeowners business.

B.

The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

Article 2 - Commencement and Termination

A.

This Contract shall become effective at 11:59 p.m., December 31, 2011, with respect to losses occurring at or after that time and date, and shall remain in force until 11:59 p.m., December 31, 2014, Local Standard Time at the location where the Policy is issued.

B.

Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving at least 30 days prior written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1.

The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at any time during the Term of this Contract has been reduced by more than 25.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

2.	The Subscribing Reinsurer has been assigned an initial A.M. Best’s rating below A- or has had an existing A.M. Best’s rating downgraded below A-; or

3.

The Subscribing Reinsurer has become, or has announced its intention to become, merged with, acquired by or controlled by any entity or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

4.	A State Insurance Department or other governmental, legal or regulatory authority, or court of competent jurisdiction has ordered the Subscribing Reinsurer to cease or suspend writing business; or

5.

The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment, of a receiver, liquidator; rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

6.	The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity without the Company’s prior written consent; or

7.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

8.

There is a severance or obstruction of free and unfettered communication and/or normal commercial and/or financial intercourse between the country in which the Company is incorporated and the country in which the Subscribing Reinsurer is incorporated or has its principal office as a result of war, currency regulations, or any circumstances arising out of political, financial or economic emergency; or

9.	The Subscribing Reinsurer has failed to comply with the funding requirements set forth in the Unauthorized Reinsurers Article.

C.

Notwithstanding the provisions of paragraphs A and B above, a Subscribing Reinsurer may terminate its percentage share in this Contract at (i) the end of any Contract Year as respects subparagraphs 1 and 2 below, and (ii) at any time as respects subparagraphs 3 through 7 below, by giving at least 30 days prior written notice to the Company in the event any of the following circumstances occur:

1.

The policyholders’ surplus of State Auto Insurance Companies (or its equivalent under State Auto Insurance Companies’ accounting system) at any time. during the Term of this Contract has been reduced by more than 26.0% of the amount of surplus (or the applicable equivalent), as of September 30, 2011; or

2.	The Company has been assigned an initial A.M. Best’s rating below A- or has had an existing A.M. Best’s rating downgraded below A-; or

3.	The Company has become, or has announced its intention to become, merged with, acquired by or controlled by any entity or individual(s) not controlling the Company’s operations previously; or

4.	A State Insurance Department or other governmental, legal or regulatory authority, or court of competent jurisdiction has ordered the Company to cease or suspend writing business; or

5.

The Company has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Company for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

6.	The Company has ceased writing new or renewal property or casualty business; or

7.

There is a severance or obstruction of free and unfettered communication and/or normal commercial and/or financial intercourse between the country in which the Company is incorporated and the country in which the Subscribing Reinsurer is incorporated or has its principal office as a result of war, currency regulations, or any circumstances arising out of political, financial or economic emergency.

D.

The Reinsurer shall have no liability hereunder with respect to losses occurring after the effective date of termination or expiration and the Company shall reassume the unearned premium, less any ceding commission, in force on the effective date of termination or expiration.

E.

Subject to mutual agreement after the effective date of termination or expiration, and up to December 31, 2017, the Company and any Subscribing Reinsurer may commute all present and future liabilities under this Contract using nominal reserves (including incurred but not reported loss reserves), which shall then constitute a full and final release of all such liabilities. If this Contract is not commuted prior to December 31, 2017, the Company and the Reinsurer will then commute all present and future liabilities under this Contract as of December 31, 2017, which shall then constitute a full and final release of all such liabilities. If the Company and the Reinsurer cannot agree on the value of the nominal reserves (including incurred but not reported loss reserves), they shall appoint an independent actuary to determine such value. If the Company and the Reinsurer cannot agree on an actuary, the Company and the Reinsurer shall each nominate three individuals, of whom the other shall decline two, and the final decision shall, be made by drawing lots. All the actuaries selected shall be disinterested in the outcome of the commutation and shall be Members of the American Academy of Actuaries or Fellows of the Casualty Actuarial Society. The decision in writing of the appointed actuary, when filed with the parties hereto, shall be final and binding on both parties. The expense of the actuary and of the actuarial calculation shall be equally divided between the two parties. Said actuarial calculation shall take place in a location chosen by the Company.

Article 3 - Territory (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

Article 4 - Exclusions

A.	This Contract does not apply to and specifically excludes the following:

1.	All excess of loss reinsurance assumed by the Company.

2.

Reinsurance assumed by the Company under obligatory reinsurance agreements, except intercompany reinsurance between the companies reinsured under this Contract and agency reinsurance where the Policies involved are to be reunderwritten in accordance with the underwriting standards of the Company and reissued as Company Policies at the next anniversary or expiration date.

3.	Financial guarantee and insolvency.

4.	All Accident and Health, Fidelity and Surety, Boiler and Machinery, Workers Compensation and Credit business.

5.	Ocean Marine and Inland Marine business, when written on a stand-alone basis.

6.	All insurances on growing or standing crops.

7.	Difference in Conditions insurances and similar kinds of insurances, however styled, insofar as they may provide coverage for losses from the following causes:

a.

Flood, surface water, waves, tidal water or tidal waves, overflow of streams or other bodies of water or spray from any of the foregoing, all whether wind-driven or not except when covering property in transit, or

b.	Earthquake, landslide, subsidence or other earth movement or volcanic eruption, except when covering property in transit.

8.	Mortgage Impairment insurances and similar kinds of insurances, however styled.

9.

Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance” and the “Nuclear Incident Exclusion Clause - Liability - Reinsurance” attached to and forming part of this Contract.

10.

All loss, cost or expense directly or indirectly arising out of, resulting as a consequence of or related to war. “War,” as used herein, shall mean war whether or not declared, civil war, martial law, insurrection, revolution, invasion, bombardment or any use of military force, usurped power of confiscation, nationalization or damage of property by any government, military or other authority.

This exclusion shall apply whether or not there is another cause of loss which may have contributed concurrently or in any sequence to a loss.

11.

Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association; and any combination of insurers or reinsurers formed for the purpose of covering specific perils, specific classes of business or for the purpose of insuring risks located in specific geographical areas. However, this exclusion shall not apply to residual market mechanisms, including but not limited to FAIR Plans, Joint Underwriting Associations, or to Coastal Pools, Beach Plans or similar plans, however styled. All recoupments recovered from assessments applicable to the foregoing exceptions shall be credited to each Subscribing Reinsurer participating under this Contract at the time of the assessment, based on the Subscribing Reinsurer’s proportionate share of participation in effect at the time of the original assessment. It is understood and agreed, however, that this reinsurance does not include any increase in liability to the Company resulting from (a) the inability of any other participant in a residual market mechanism, including but not limited to a FAIR Plan, Joint Underwriting Association, Coastal Pool, Beach Plan or similar plan, to meet its liability, or (b) any claim against such a residual market mechanism, including but not limited to a FAIR Plan, Joint Underwriting Association, Coastal Pool, Beach Plan or similar plan, or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund.

12.

All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

13.	Pollution and seepage coverages excluded under the provisions, of the “Pollution and Seepage Exclusion Clause” attached to and forming part of this Contract.

14.	Loss or liability excluded under the provisions of the “Terrorism Exclusion” attached to and forming part of this Contract.

15.	Loss, damage, cost, expense or liability arising from Fungi unless directly caused by or arising from one of the following perils:

Earthquake, seaquake, seismic and/or volcanic disturbance or eruption, hurricane, rainstorm, windstorm, tornado, cyclone, typhoon, tsunami, flood, hail, freeze, ice storm, weight of snow or ice, avalanche, meteor/asteroid impact, landslip, landslide, mudslide, brush fire, forest fire, lightning, explosion, fire, aircraft and/or vehicle impact, riots, strikes and civil commotion.

For the purpose of this exclusion, “Fungi” will include any type or form of fungus, mold, or mildew and any mycotoxins, spores, scents, or by-products produced or released by Fungi.

16.	Flood, when written as such on a stand-alone basis.

17.	Homeowners business written by Rockhill Insurance Company.

18.	Books of business or programs not underwritten by the Company as of the effective date of this Contract.

19.

States not underwritten by the Company as of the effective date of this Contract. However, this exclusion shall not apply to moveable property if the Company’s Policies provide coverage when said moveable property is outside such states.

B.

If the Company is bound, without the knowledge and contrary to the instructions of the Company’s supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in paragraph A above (except exclusions 9, 10 and 14), the exclusion shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge thereof plus the minimum time period required thereafter for the Company to terminate such coverage.

C.

Notwithstanding the foregoing, should any judicial, regulatory or legislative, entity having legal jurisdiction invalidate any exclusion on the Company’s Policy, any amount of loss for which the Company is liable because of such invalidation will not be excluded hereunder. However, the provisions of this paragraph shall not apply to subparagraph 14 of paragraph A above.

D.

Any exclusion set forth in paragraph A above shall be waived automatically when, in the opinion of the Company, the exposure included therein is Incidental to the principal exposure on the risk in question. “Incidental” as used herein shall mean 10.0% or less of the insured’s total insured values.

Article 5 - Special Acceptances

A.

From time to time the Company may request a special acceptance of reinsurance falling outside the scope of the provisions of this Contract. Within five days of receipt of such a request, each Subscribing Reinsurer shall accept such request, ask for additional information, or reject the request. Any reinsurance that is specially accepted by the Reinsurer shall be covered under this Contract and shall be subject to the terms hereof, except as such terms shall be modified by the special acceptance. If a Subscribing Reinsurer fails to respond to a special acceptance request within five days, the Subscribing Reinsurer will be deemed to have agreed to the special acceptance.

B.

In the event a reinsurer becomes a party to this Contract subsequent to one or more special acceptances hereunder, the new reinsurer shall automatically accept such special acceptance(s) as being covered hereunder. Further, if one or more Subscribing Reinsurers under this Contract agreed to special acceptance(s) under the contract being replaced by this Contract, such special acceptance(s), shall be automatically covered hereunder with respect to the interests and liabilities of such Subscribing Reinsurer(s):

Article 6 - Retention and Limit

A.

As respects business subject to this Contract, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept 100% of the Company’s Net Liability. However, the liability of the Reinsurer shall not exceed:

1.	$3,000,000 any one risk as respects Section I of Homeowners business covered hereunder; or

2.	$2,000,000 any one insured as respects Section II of Homeowners business covered hereunder.

B.	The Company warrants that it will retain, net and unreinsured elsewhere, a 25.0% part of 100% share in the interests and liabilities of the Reinsurer hereunder.

C.

Notwithstanding the provisions of paragraph A above, the liability of the Reinsurer shall not exceed $55,000,000 as respects all losses (including Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense) arising from any one Loss Occurrence. The liability of the Reinsurer shall also not exceed any of the following:

1.

50.0% of the ceded Net Earned Premium for the first Contract Year hereunder as respects all losses (including Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense) arising from all Catastrophe Loss Occurrences commencing during the first Contract Year, subject to an amount not to exceed $181,000,000 for the first Contract Year;

2.

40.0% of the ceded Net Earned Premium for the second Contract Year hereunder as respects all losses (including Los in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense) arising from all Catastrophe Loss Occurrences commencing during the second Contract Year, subject to an amount not to exceed $150,000,000 for the second Contract Year;

3.

30.0% of the ceded Net Earned Premium for the third Contract Year hereunder as respects all losses (including Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense) arising from all Catastrophe Loss Occurrences commencing during the third Contract Year, subject to an amount not to exceed $117,000,000 for the third Contract Year; or

4.

34.0% of the ceded Net Earned Premium for the Term of this Contract as respects all losses (including Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense) arising from all Catastrophe Loss Occurrences commencing during the Term of this Contract, subject to an amount not to exceed $380,000,000 for the Term of this Contract.

Article 7 - Loss in Excess of Policy Limits/Extra Contractual Obligations

A.

In the event the Company pays or is held liable to pay an amount of loss in excess of its Policy limit, but otherwise within the terms of its Policy (hereinafter called “Loss in Excess of Policy Limits”) or any punitive, exemplary, compensatory or consequential damages, other than Loss in Excess of Policy Limits (hereinafter called “Extra Contractual Obligations”) because of alleged or actual bad faith, negligence or fraud on its part in rejecting an offer of settlement within Policy limits, or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action, or in otherwise handling a claim under a Policy subject to this Contract, the Loss in Excess of Policy Limits and/or the Extra Contractual Obligations shall be added to the Company’s loss, if any, under the Policy involved, and the sum thereof shall be subject to the provisions of the Retention and Limit Article.

B.	An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

C.

Notwithstanding anything stated herein, this Contract shall not apply to any Loss in Excess of Policy Limits or any extra contractual obligation incurred by The Company as a result of any fraudulent and/or criminal act by any Executive Officer or member of the board of directors of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder. “Executive Officer” as used herein shall mean any senior executive who performs a policy-making function.

D.	Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

E.

Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

Article 8 - Definitions

A.

“Catastrophe Loss Occurrence” as used herein shall mean any Loss Occurrence covered hereunder which has been assigned a catastrophe number by the Property Claim Services (hereinafter “PCS”). Notwithstanding the foregoing, in the event PCS changes its public methodology or discontinues its operations, or in the event the Company ceases to report to PCS, “Catastrophe Loss Occurrence” as used herein shall mean any Loss Occurrence covered hereunder which would have been assigned a catastrophe number in accordance with the current public methodology used by PCS at the effective date of this Contract.

B.

“Contract Year” as used herein shall mean the period from 11:59 p.m., December 31, 2011, to 11:59 p.m., December 31, 2012, Local Standard Time at the location where the Policy is issued, and each consecutive 12-month period thereafter that this Contract continues in force. However, if this Contract is terminated, the final Contract Year shall be from the beginning of the then current Contract Year through the effective date of termination.

C.

“Loss Adjustment Expense” as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, expenses and a pro rata share of salaries of the Company’s field employees and expenses of other employees of the Company who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract, expenses of the Company’s officials incurred in connection with losses covered by this Contract, advertising or other extraordinary communication expenses incurred as a result of a covered Loss Occurrence, costs of supersedeas and appeal bonds, monitoring counsel expenses and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss Adjustment Expense shall not include normal office expenses or salaries of the Company’s officials.

D.	“Loss Occurrence” as used herein is defined as an accident or occurrence or a series of accidents or occurrences arising out of or caused by one event.

E.

‘Net Earned Premium” as used herein is defined as gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for catastrophe excess of loss reinsurance. The premium ceded for catastrophe excess of loss reinsurance is deemed not to exceed any of the following:

1.	$9,507,731 as respects the first Contract Year;

2.	110% of $9,507,731 as respects the second Contract Year; and

3.	110% of $9,507,731 as respects the third Contract Year.

F.

“Net Liability” as used herein is defined as the remaining portion of the Company’s gross liability on Policies subject to this Contract after deducting recoveries from all other reinsurances. In no event shall the Reinsurer’s share of the Company’s Net Liability hereunder be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise. Also, notwithstanding any other provision of this Contract, in no event shall the sum of the Company’s recovery under this Contract and its recoverable under all other reinsurances (including without limitation- its Catastrophe Excess of Loss Reinsurance contracts and any pro rata or excess of loss reinsurances) exceed 100% of the Company’s actual loss, each risk and/or any one Loss Occurrence subject to this Contract.

G.	“Policy” as used herein shall mean the Company’s policies, contracts and binders of insurance or reinsurance.

H.

“Premiums Earned” as used herein shall mean ceded unearned premiums at the effective date of this Contract, plus ceded net written premiums during the Term of this Contract, less ceded unearned premiums on the effective date of termination or expiration.

I.

“Term of this Contract” as used herein shall mean the period from 11:59 p.m., December 311, 2011, to 11:59 p.m., December 31, 2014, Local Standard Time at the location where the Policy is issued. However, if this Contract is terminated, “Term of this Contract” as used herein shall mean the period from 11:59 p.m., December 31, 2011, Local Standard Time at the location where the Policy is issued to the effective time and date of termination.

Article 9 - Claims and Loss Adjustment Expense

A.

Losses shall be reported by the Company in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. Further, the Company shall notify the Reinsurer whenever a claim involves a fatality, amputation, spinal cord damage, brain damage, blindness or extensive burns, regardless of liability. The Reinsurer shall have the right to participate, at its own expense, in the defense of any claim or suit or proceeding, involving this reinsurance.

B.

All loss settlements made by the Company, whether under strict Policy conditions or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with the Reports and Remittances Article. It is agreed, however, that if the Reinsurer’s share of any loss is equal to or greater than $250,000, the Reinsurer will pay its share of said loss within 15 days after receipt of reasonable evidence of the amount paid by the Company.

C.

In the event of a claim under a Policy subject hereto, the Reinsurer shall be liable for its proportionate share of Loss Adjustment Expense incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense.

Article 10 - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Company’s opinion, it is economically reasonable to do so.

Article 11 - Original Conditions (BRMA 37B)

A.

All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article 12 - Commission

A.

As respects the first Contract Year hereunder, the Reinsurer shall allow the Company a 29.0% commission on all premiums ceded to the Reinsurer for the first Contract Year. As respects the second and third Contract Years hereunder, the Reinsurer shall allow the Company a 29.0% commission on all premiums ceded to the Reinsurer for the applicable Contract Year, subject to adjustment, if any, in accordance with the provisions of the Material Adverse Change Article. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.

It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except Loss Adjustment Expense.

Article 13 - Profit Commission

A.

The Reinsurer shall pay the Company a profit commission equal to 100% of the net profit, if any, accruing to the Reinsurer during the Term of this Contract. The Reinsurer’s net profit hereunder shall be calculated in accordance with the following formula, it being understood that a positive balance equals net profit and a negative balance equals net loss:

1.	Premiums Earned for the Term of this Contract; less

2.	Ceding commission allowed the Company on Premiums Earned for the Term of this Contract; less

3.	Expenses incurred by the Reinsurer at 9.0% of Premiums Earned for the Term of this Contract; less

4.	Losses Incurred for the Term of this Contract.

B.

The Company shall calculate and report the Reinsurer’s net profit within 30 days after 12 months following the effective date of termination or expiration of this Contract. Following this calculation, 50.0% of any profit commission shown to be due the Company shall be paid by the Reinsurer within 30 days after receipt and verification of the Company’s report.

Within 30 days after 24 months following the effective date of termination or expiration of this Contract, the Company shall recalculate the Reinsurer’s net profit, and an amount equal to:

1.	50.0% of the recalculated profit commission, less

2.	The profit commission paid as of the first calculation,

shall be paid by the Reinsurer to the Company within 30 days after receipt and verification of the Company’s report (if such amount is positive), or shall be paid to the Reinsurer by the Company with its report (if such amount is negative).

Upon commutation in accordance with the provisions of paragraph E of the Commencement and Termination Article, the difference between any profit commission shown to be due the Company, calculated in accordance with the provisions of paragraph A above less any amounts previously paid in accordance with the provisions of this paragraph B, shall be paid by the Reinsurer within 60 days after the effective date of commutation.

Each such calculation set forth above shall be based on cumulative transactions hereunder from the effective date of this Contract through the date of calculation.

C.

“Losses Incurred” as used herein shall mean ceded losses and Loss Adjustment Expense paid as of the effective date of calculation, plus the ceded reserves for losses and Loss Adjustment Expense outstanding as of the same date, all as respects losses occurring during the Term of this Contract.

Article 14 - Material Adverse Change

A.

The Company shall provide written notice to the Reinsurer of any Material Adverse Change within 10 business days following the earlier of the happening of such Material Adverse Change or the Company’s discovery that the Material Adverse Change is reasonably likely to happen. In the event that the Company fails to provide such notice, the Reinsurer shall be entitled to exercise its rights under this Article if the Reinsurer becomes aware of a Material Adverse Change through publicly available information or other reports provided pursuant to this Contract.

B.	For purposes of this Article, “Material Adverse Change” shall mean one or more of the following:

1.

An increase of 25.0% or more in the number of the Company’s aggregate Policies in force as respects the business reinsured hereunder, determined as of September 30 of each Contract Year compared to the corresponding values as of September 30 of the previous Contract Year.

2.

An increase of 5.0% or more in the total number of the Company’s aggregate Policies in force in the following states as respects the business covered hereunder, determined as September 30 of each Contract Year compared to the corresponding values as of September 30, 2011: Alabama, Arkansas, Georgia, Indiana, Iowa, Kentucky, Minnesota, Missouri, Ohio, Tennessee and Wisconsin.

3.

An increase of 20.0% or more in Company’s Annual Average Loss With respect to the business reinsured hereunder, for the perils, of hurricane and earthquake measured using Risk Management Solution RiskLink Version 11.0 Near Term view, with Loss Amplification and Storm Surge for wind, and Loss Amplification, shake and fire following for earthquake, determined as of September 30 of any Contract Year compared to the corresponding values as of September 30, 2011.

4.

A significant change in underwriting guidelines (including but not limited to an increase in maximum Policy limits or change in pricing practices), claims handling practices or mix of business which adversely impacts the business reinsured under this Contract.

5.

The Company has not implemented a cumulative premium-weighted rate increase (for the business reinsured hereunder) of at least 12.0% during the period January 1, 2012 to December 31, 2012- For purposes of this subparagraph, such rate increases shall be measured using the same methodology applied in Exhibit III-D to the Company’s reinsurance submission for this Contract (the “Submission Rate Change Formula”).

6.

The Company has not implemented a cumulative premium-weighted rate increase (for the business reinsured hereunder) of at least 15.0% during the period January 1, 2012 to December 31, 2013. For purposes of this subparagraph, such rate increases shall be measured using the Submission Rate Change Formula.

C.

If the Reinsurer determines, in its reasonable opinion, that one or more Material Adverse Changes is likely to increase the Reinsurer’s exposure under this Contract, the Reinsurer shall provide written notice thereof to the Company of its intent to revise or renegotiate the terms and conditions of this Contract within 10 business days of the Reinsurer’s receipt of the Company’s notice of Material Adverse Change as described in paragraph A of this Article. Upon the Company’s receipt of such notice, the parties shall commence discussions within 10 business days to discuss, in good faith, revised terms and conditions of this Contract.

D.

In the event of one or more Material Adverse Changes in subparagraphs 5 and/or 6 of paragraph B above, the Reinsurer shall have the sole option to revise the Contract as follows, effective as of the date of the Material Adverse Change, and such revisions are deemed accepted by the Company:

1.

In the case of Material Adverse Change as set forth under subparagraph 5 of paragraph B above, revise the commission stated in the Commission Article for the second Contract Year to 29.0% less 60.0% of the difference between 12.0% and the actual implemented premium-weighted rate increase during the period January 1, 2012 to December 31, 2012, subject to a minimum ceding commission of 22.0%.

2.

In the case of Material Adverse Change as set forth under subparagraph 6 of paragraph B above, revise the commission stated in the Commission Article for the third Contract Year to 29.0% less 60.0% of the difference between 15.0% and the actual implemented premium-weighted rate increase during the period January 1, 2012 to December 31, 2013, subject to a minimum ceding commission of 22.0%.

E.

In the event of Material Adverse Changes as set forth under subparagraphs 1, 2, 3 and/or 4 of paragraph B above, if the parties have not agreed upon revised terms and conditions within 30 calendar days of the Reinsurer’s receipt of the Company’s notice of Material Adverse Change or its discovery of such Material Adverse Change if no notice is given, the Reinsurer shall have the right to terminate this Contract upon 10 business days prior notice.

Article 15 - Reports and Remittances

A.

Within 15 days after the effective date of this Contract, the Company shall remit the Reinsurer’s share of the unearned premium (less commission thereon) applicable to subject business in force at the effective date of this Contract.

B.	Within 30 days after the end of each calendar quarter, the Company shall report to the Reinsurer

1.	Ceded net written premium for the quarter;

2.	Ceded Net Earned Premium for the quarter;

3.	Commission on (1) above;

4.

Ceded losses, Loss Adjustment Expense and losses arising from any Loss Occurrence paid during the quarter (net of any recoveries during the quarter under the “cash call” provisions of the Claims and Loss Adjustment Expense Article);

5.	Ceded unearned premiums and ceded outstanding loss reserves as of the end of the quarter.

The positive balance of (1) less (3) less (4) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer within 30 days after receipt and verification of the Company’s report.

Furthermore, as respects subparagraph 4 above, the Company shall identify losses and Loss Adjustment Expense by FCS catastrophe number, where applicable.

C.	Within 30 days after the end of each Contract Year, the Company shall report to the Reinsurer all necessary data required in accordance with the provisions of the Material Adverse Change Article.

D.	Within 90 days after September 30 of each Contract Year, the Company shall report to the Reinsurer

1.	The Risk Management Solution RiskLink Version 11 EDM and RDM data as of September 30 of the Contract Year;

2.

The Homeowners portion of the Company’s cost for the Catastrophe Excess of Loss reinsurance for the Contract Year calculated as the percentage of Homeowners average annual loss compared to the overall property average annual loss, as determined by Risk Management Solution RiskLink Version 11, applied to the total catastrophe premium paid by the Company; and

E.	Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

Article 16 - Late Payments

A.

The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract. However, any Subscribing Reinsurer that has its share terminated in accordance with the provisions of paragraph B of the Commencement and Termination Article shall not be allowed to implement the provisions of this Article against the Company.

B.

In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest charge on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of the sum of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first day of the month for which the calculation is made plus 4.0%; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest charges have been received by the Intermediary.

Notwithstanding the provisions of subparagraph 2 above and the immediately preceding sentence, the interest rate for a Runoff Subscribing Reinsurer will increase by 1.0% for every month that payment of the claim is past due, subject to a maximum annual interest rate of 15.0%.

C.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.

As respects any routine payment, adjustment or return due either party, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the intermediary of the initial billing for each such payment.

2.

As respects a “cash call” made in accordance with the last sentence of paragraph B of the Claims and Loss Adjustment Expense Article, payment shall be deemed due within 15 days after receipt by the Reinsurer of reasonable evidence of the amount paid by the Company. If such loss or claim payment is not received within the - 15 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.

As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph, the due date shall be deemed as 45 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E.

Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F.

Interest penalties arising out of the application of this Article that are $100 or less from any party shall, be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

G.	“Runoff Subscribing Reinsurer” as used herein shall mean a Subscribing Reinsurer that experiences one or more of the following circumstances:

1.	A State Insurance Department or other governmental, legal or regulatory authority, or court of competent jurisdiction has ordered the Subscribing Reinsurer to cease or suspend writing business; or

2.

The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

3.	The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company’s prior written consent; or

4.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

5.

The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

Article 17 - Access to Records

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance However, a Subscribing Reinsurer or its designated representatives shall not have any right of access to the records of the Company if it is not current in all Undisputed payments due the Company or if any Letter of Credit or other security instrument required under the provisions of the Funding Requirements Article is either not in place or deficient in some manner. “Undisputed” as used herein shall mean any amount that the Subscribing Reinsurer has not contested in writing to the Company, within 20 days after the date the Subscribing Reinsurer receives notification of the loss, specifying the reason(s) why the payments are disputed.

Article 18 - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article 19 - Currency (BRMA 12A)

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shalt be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article 20 - Taxes (BRMA SOB)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article 21 - Federal Excise Tax (BRMA 17D)

A.

The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.

In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article 22 - Unauthorized Reinsurers

A.

If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company’s ceded unearned premium and outstanding loss and Loss Adjustment Expense reserves (including incurred but not reported loss reserves) by:

1.

Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Trust Agreement; and/or

4.	Cash advances;

if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.

With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer’s share of unearned premiums returned to insureds on account of Policy cancellations, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of losses and/or Loss Adjustment Expense paid under the terms of Policies reinsured hereunder, unless paid in cash by the Reinsurer;

3.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4.

To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss and Loss Adjustment Expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5.

To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and/or outstanding loss and Loss Adjustment Expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

C.

if a Subscribing Reinsurer fails to fund its share of the Company’s ceded unearned premium and outstanding loss, and Loss Adjustment Expense reserves (including incurred but not reported loss reserves) under this Contract (the “Funding Obligation”), the Company may, at its option, require the Subscribing Reinsurer to pay, and the Subscribing Reinsurer agrees to pay, an interest charge on the Funding Obligation calculated on the last business day of each month as follows:

1.	The number of full days that have expired since December 31 of the calendar year in which the funding was required; times

2.	1/365ths of the sum of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made plus 4.0%; times

3.	The greater of (a) the Funding Obligation, less the amount, if any, funded by the Subscribing Reinsurer prior to the applicable date determined in subparagraph I above or (b) $1,000.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the Funding Obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

Article 23 - Insolvency

A.

In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the Policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.

It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the company to such payees.

D.	In the event of the insolvency of any company or companies listed in the designation of “Company” under this Contract, this Article shall apply only to the insolvent company or companies.

Article 24 - Arbitration

A.

As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration, if the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots. Notwithstanding the above, in the event the dispute or difference of opinion involves a Reinsurer’s allegation of fraud against the Company, the Company may, at its option, choose to forego arbitration and may bring an action in any court of competent jurisdiction.

B.

Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.

If more than one reinsurer is involved in the same dispute, all such reinsurers shalt, at the option of the Company, constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.

Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.

Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Ohio.

Article 25 - Service of Suit (BRMA 49G)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.

This will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration for resolving disputes arising out of this Contract.

B.

In the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate Court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of the Subscribing Reinsurers upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article 26 - Agency Agreement (BRMA 73A)

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

Article 27 - Governing Law (BRMA 71A)

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Ohio, exclusive of the rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.

Article 28 - Confidentiality

The parties acknowledge there may be portions of this Contract, the treaty prospectus or the marketing package that may contain confidential, proprietary information of the Company. The Reinsurer shall maintain the confidentiality of such information concerning the Company or its business and shall not disclose it to any third person without prior approval; provided, however, that the Reinsurer may be required and is permitted under this Contract to disclose such information in answers to interrogatories, subpoenas or other legal/arbitration processes as well as to the Company’s Intermediaries, to the Reinsurer’s retrocessionaires and applicable intermediaries, accountants, auditors, third party service providers, corporate parent or affiliates, or in response to requests by governmental and regulatory agencies. In addition, the Reinsurer may disclose such information to its legal counsel (whether employed in-house or outside) as may be necessary, and for use in the Reinsurer’s normal business operations.

Article 29 - Severability (BRMA 72E)

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article 30 - Entire Agreement

This written Contract constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract will be made by amendment to this Contract and signed by the parties hereto.

Article 31 - Non-Waiver

The failure of the Company to insist on compliance with this Contract or to exercise any right, remedy or option hereunder shall not (1) constitute a waiver of any rights contained in this Contract, (2) prevent the Company from thereafter demanding full and complete compliance, (3) prevent the Company from exercising such remedy in the future, nor (4) affect the validity of this Contract or any part thereof.

Article 32 - International Trade Control

It is deemed that the Reinsurer shall not provide cover hereunder and shall not be liable to pay any claim or pay any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Reinsurer to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of any jurisdiction applicable to the Reinsurer.

Article 33 - Notices and Contract Execution

A.

Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.

Electronic Records with an Electronic Signature made via an Electronic Agent. For the purposes of this Contract, the terms “Electronic Record,” “Electronic Signature” and “Electronic Agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article 34 - Intermediary

Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary will be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date specified below:

This 5th day of January in the year 2012.

State Automobile Mutual Insurance Company (for and on behalf of the “Company”)

/s/ Steven E. English, Vice President and Chief Financial Officer